Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

July 29, 2016
The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $5 per share (the “Common Stock”), including 7,500,000 shares of Common Stock for issuance pursuant to the AGL Resources Inc. Retirement Savings Plus Plan (the “AGLR Plan”) and 500,000 shares of Common Stock for issuance pursuant to the Nicor Gas Thrift Plan (the “Nicor Plan” and, together with the AGLR Plan, the “Plans”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws each as certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Shares and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Shares have been issued against the payment of consideration therefor in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws

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The Southern Company
July 29, 2016

of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP